U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A2


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 13, 2005
                                  ------------


                              ALPHA SPACECOM, INC.
                              --------------------
        (Exact name of small business issuer as specified in its charter)


          Colorado                      0-13628                 13-3183646
---------------------------             -------                 ----------
State or other jurisdiction     Commission File Number     (IRS Employer ID No.)
    of  incorporation)

                           Room 710, Zhou Ji Building
                                No. 16 Ande Road
                               Dongcheng District
                              Beijing 100011, China
                              ---------------------
                    (Address of principal executive offices)



                                011-852-2602-3761
                                -----------------
                           (Issuer's Telephone Number)


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Item 4.01  Change in Registrant's Certifying Accountant

     As previously reported, effective May 13, 2005, the firm of De Joya & Company ("De Joya"), our independent accountant during the period from May 10, 2004 through May 13, 2005, was dismissed. Our Board of Directors authorized this action. De Joya had audited our financial statements for the fiscal year ended December 31, 2003, and reviewed our financial statements for the periods ended June 30, 2004 and September 30, 2004.

     In connection with the audit of our financial statements as of and for the fiscal year ended December 31, 2003, and the interim period through May 13, 2005, there were no disagreements with De Joya on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of De Joya, would have caused them to make reference in connection with its reports to the subject matter of the disagreements. However, as discussed in the De Joya letter included as Exhibit 16.2, attached hereto, De Joya has made reference to disagreement concerning various issues relating to the preparation of our audit for our fiscal year ended December 31, 2004. In response thereto, we do not believe that these disagreements related to accounting matters, but rather were a result of the dispute between management factions which existed during the time the audit was being prepared. Specifically, we note the following

     a. De Joya was engaged as our independent accountants in May 2004 by less than a quorum of our Board. At that time Mr. Xuedong Hu and Mr. Jian Wang, representing 50% of our Board, were not notified of a board meeting on this issue.

     b. We were told by De Joya that Mr. Fund Sien supplied the information on the 2004 financial statements for De Joya to perform the audit. As previously reported, the Colorado District Court entered an Order on March 18, 2005, signed on March 30, 2005, finding that board meetings in October 2004 lacked a quorum and were therefore not valid. On the basis of that holding, the board meeting of October 20, 2004 appointing Mr. Sien as the CEO and Board Chairman were equally not valid. After receipt of an initial draft of the audit, we requested De Joya to provide us with supporting documentation relating to certain expenditures, including related party transactions, stock conversions and issuances which we believed to be unauthorized by management. This information was never provided. After many requests, De Joya provided us with two sheets of their work papers which were insufficient to allow us to reach any conclusions. We continued to request that De Joya provide the necessary information Our last request, dated May 6, 2005, was made nine days before our Common Stock was to be delisted from the Over-the-Counter Bulletin Board. Because De Joya failed to satisfy our request multiple times, we were left with no time to complete and file our Form 10-KSB for our fiscal year ended December 31, 2004. We believe that we had no option but to dismiss De Joya and seek another independent accountant.

     The audit report of De Joya on our financial statements as of and for the year ended December 31, 2003, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

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

     "The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern as discussed in
     Note 1. The Company has been in the development stage since its inception on December 9, 1998. However, the Company has sustained substantial operating losses during development stage. In addition, the Company's total liabilities exceed total assets by $1,696,138. The Company also has a commitment to provide $30,000,000 (Note 8) in connection with a Cooperation Agreement with the China Film Group Corporation (Note 1). In view of these matters, the Company's continued existence is dependent upon the Company's ability to meet its future financing requirements, the success of future operations and the ability to raise money to meet its capital commitment. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to those matters also are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     We requested that De Joya furnish us with a letter addressed to the Commission stating whether it agrees with the above statements. From our review of the De Joya letter included herewith, it appears that they do not disagree with the aforesaid statements, but had other issues which they felt compelled to disclose relating to their services provided applicable to our audit for our fiscal year ended December 31, 2004.

     In addition, we had previously reported that, effective May 13, 2005, we retained the firm of Kabani & Company, Inc. ("Kabani"). However, before commencing any services on our behalf, Kabani elected not to accept this engagement as a result of the dispute concerning control of our Company as previously reported in our Form 8-K dated on or about March 30, 2005. On June 13, 2005, our Board of Directors then elected to retain Ronald R. Chadwick, P.C. ("Chadwick") as our independent accountant, to audit our financial statement for our fiscal year ending December 31, 2004, and include such report as part of our annual report on Form 10-KSB for our fiscal year ended December 31, 2004. There were no consultations between us and Chadwick prior to their appointment.

Item 9.01.  Exhibits.

Number           Exhibit
------           -------

16.2             Letter from DeJoya & Company

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     SIGNATURES  Pursuant to the requirements of the Securities  Exchange Act of
1934, the registrant has duly caused this amendment to its report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2005          ALPHA SPACECOM, INC.
                               (Registrant)


                               By:  s/Xuedong Hu
                                  ----------------------------------------------
                                  Xuedong Hu, Chief Executive Officer, President


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